UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 12, 2025

Hines Global Income Trust, Inc.
__________________________________
(Exact name of registrant as specified in its charter)

Commission file number: 000-55599

Maryland	80-0947092
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

845 Texas Avenue
Suite 3300
Houston, Texas	77002-1656
(Address of principal executive offices)	(Zip code)

(888) 220-6121
(Registrant’s telephone number, including area code)

Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
         Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

The information discussed under Item 2.03 of this Current Report on Form 8-K is incorporated by reference into this Item 1.01.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On March 12, 2025, HGIT Properties, L.P. (the “Operating Partnership”), a majority-owned subsidiary of Hines Global Income Trust, Inc. (“Hines Global” and, together with its subsidiaries, the “Company”), entered into a Credit Agreement (the “Credit Agreement”), dated as of March 12, 2025 with JPMorgan Chase Bank, N.A. (“Chase”), as Administrative Agent, and the other lenders party thereto. The Credit Agreement provides for borrowings of up to $1.35 billion as follows: $650 million under a senior, unsecured revolving credit facility (the “Revolving Loan Commitment”) and $700 million under a senior, unsecured term loan (the “Term Loan Commitment” and, together with the Revolving Loan Commitment, the “Credit Facility”). Subject to meeting certain criteria, Hines Global may on two occasions request that the aggregate commitment under the Revolving Loan Commitment be increased, provided that the aggregate commitments under the Credit Facility cannot exceed $1.75 billion. The Credit Agreement matures on March 12, 2028, subject to two one-year extensions options that the Company may exercise if it meets certain conditions. The Company borrowed $740.0 million at closing under the Credit Facility, which was used to repay outstanding amounts previously borrowed pursuant to an amended and restated credit agreement the Company entered into with Chase in July 2021 and amended in December 2021, March 2023 and May 2024.

Interest on the loans will be payable based on either (a) the Alternate Base Rate plus the Applicable Margin or (b) the Adjusted Term SOFR Rate plus the Applicable Margin, subject to the Company’s election; provided, however, for revolving loans denominated in Australian dollars, Canadian dollars, Euros, Pounds Sterling or Japanese Yen, the Australian Bill Rate, the CDOR Rate, the EURIBOR Screen Rate, the Adjusted Daily Simple SONIA Rate or the Yen Rate, respectively, will be referred to in lieu of the Adjusted Term SOFR Rate. The Alternate Base Rate is equal to the greatest of: (a) the Prime Rate, (b) NYFRB Rate plus 0.5%, or (c) an adjusted Term SOFR rate for a one month period plus 1.0%. The Adjusted Term SOFR Rate is equal to the Term SOFR Reference Rate at approximately 5:00 a.m. Chicago time on such day. The Applicable Margin is based on the Company’s ratio of indebtedness to total asset value and will be determined as set forth in the Credit Agreement. The Applicable Margin for loans bearing interest determined by reference to the Alternative Base Rate will range from 0.40% to 1.15%, and the Applicable Margin for loans bearing interest determined by reference to the Adjusted Term SOFR Rate will range from 1.40% to 2.15%, in each case depending on the ratio and whether it is a revolving loan or a term loan.

The Credit Agreement contains customary events of default, with corresponding grace periods, including, without limitation, payment defaults, cross-defaults to other agreements evidencing indebtedness and bankruptcy-related defaults, and customary covenants, including limitations on the incurrence of debt and granting of liens. The Credit Agreement also requires the maintenance by the Company of certain ratios of indebtedness to total asset value, certain levels of debt service coverage, a minimum net worth and other certain unencumbered value and interest coverage ratios.

If any events of default occur and are not cured within applicable grace periods or waived, the outstanding loans may be accelerated and the lenders’ commitments may be terminated. The occurrence of the bankruptcy-related defaults will result in the automatic termination of commitments and acceleration of the loans.

The Company is required to maintain a pool of properties unencumbered by debt (the “Unencumbered Pool”) that serve as collateral for the amounts outstanding under the Credit Facility. At no time may Unencumbered Pool have: (i) less than five U.S. properties, (ii) an aggregate value of less than $500.0 million and (iii) an average occupancy of 80%.

The lenders under the Credit Agreement and their affiliates have various relationships with the Company and its affiliates involving the provision of financial services, including cash management, investment banking and trust services. In addition, the Company and some of its affiliates may enter into foreign exchange and other derivative arrangements with certain of the lenders and their affiliates.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by the Credit Agreement, which is filed as Exhibit 10.1 to this report and is incorporated herein by reference. All capitalized terms used herein and not otherwise defined have the meaning given to such terms in the Credit Agreement.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description
10.1	Credit Agreement, dated as of March 12, 2025, by and among HGIT Properties, LP, the Lenders party thereto, and JPMorgan Chase Bank, National Association, as Administrative Agent
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hines Global Income Trust, Inc.

March 14, 2025	By:	/s/ A. Gordon Findlay
Name: A. Gordon Findlay
Title: Chief Accounting Officer, Treasurer and Secretary